HOME EQUITY ASSET TRUST 2007-1

HOME EQUITY ASSET TRUST 2007-1

DERIVED INFORMATION [1/10/06]

[$970,000,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$980,000,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2007-1

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 1/01/07 cutoff date. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV)ratio in the case of second liens.

Portfolio Summary

Total Number of Loans: 1,405

Total Outstanding Loan Balance ($): 252,072,093

Total Expected Collateral Balance ($): 1,000,000,100

Total Expected Collateral Balance - Selection ($): 253,600,964

Average Loan Current Balance ($): 179,411

:

Weighted Average Original LTV (%) *: 83.1

Weighted Average Coupon (%): 8.17

Arm Weighted Average Coupon (%): 7;89

Fixed Weighted Average Coupon (%): 10.18

Weighted Average Margin (%): 6.26

Weighted Average FICO (Non-Zero): 655

Weighted Average Age (Months): 3

:

% First Liens: 92.8

% Second Liens: 7.2

%Anus: 88.0 % Fixed: 12.0%

Interest Only: 16.5

% of Loans with Mortgage Insurance: 0.0

Current Rate (%)		No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
5.51	- 6.00	7	1,916,923	0.8	5.92	79.2	671
6.01	-6.50	28	8,100,798	3.2	6.37	78.3	690
6.51	- 7.00	93	21,715,730	8.6	6.89	78.6	676
7.01	- 7.50	236	53,403,643	21.2	7.33	79.4	667
7.51	- 8.00	300	71,074,847	28.2	7.78	80.1	662
8.01	- 8.50	143	29,833,261	11.8	8.26	82.1	650
8.51	- 9.00	106	19,243,389	7.6	8.79	86.6	633
9.01	- 9.50	86	13,414,959	5.3	9.29	89.2	617
9.51	-10.00	82	12,411,137	4.9	9.77	91.7	603
10.01 -10.50		60	4,772,040	1.9	10.32	96.2	645
10.51 -11.00		42	3,146,629	1.2	10.76	98.3	672
11.01 -11.50		45	2,617,874	1.0	11.35	98.2	656
11.51 -12.00		56	3,576,551	1.4	11.80	99.9	642
12.01 >=		121	6,844,311	2.7	12.49	99.0	629
Total:		1,405	252,072,093	100.0	8.17	83.1	655
Max: 13.50
Min: 5.85
Wgt Avg: 8.17

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

FICO	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
451 -475	2	324,950	0.1	8.57	86.1	465
476 - 500	7	629,361	0.2	9.28	82.0	488
501 - 525	23	2,854,044	1.1	9.02	83.0	516
526 - 550	41	4,219,975	1.7	9.73	86.9	543
551 - 575	47	5,695,254	2.3	9.05	85.5	564
576 - 600	81	12,341,469	4.9	9.14	89.8	590
601 - 625	240	37,764,963	15.0	8.42	84.3	614
626 - 650	324	55,109,829	21.9	8.20	82.9	640
651 - 675	272	54,847,347	21.8	8.02	81.6	662
676 - 700	166	34,679,760	13.8	7.90	81.7	687
701 - 725	105	23,969,740	9.5	7.64	82.0	712
726 -750	51	10,940,149	4.3	7.72	83.3	737
751 - 775	37	7,015,148	2.8	7.78	83.1	761
776 -800	8	1,544,106	0.6	7.78	82.8	789
801 - 825	1	136,000	0.1	7.99	80.0	802
Total:	1,405	252,072,093	100.0	8.17	83.1	655
Max: 802
Min: 458 Wgt Avg: 655

	No of	Total Scheduled	% Scheduled	WAC	WA OLTV*	WA
Scheduled Balance	Loans	Balance	Balance	%	%	FICO
<= 50,000	154	5,040,186	2.0	11.52	99.3	639
50,001 - 100,000	292	21,565,770	8.6	9.73	88.9	631
100,001 -150,000	282	34,993,155	13.9	8.62	85.1	641
150,001 -200,000	201	35,134,745	13.9	7.97	83.3	651
200,001 - 250,000	133	30,138,625	12.0	7.84	81.0	656
250,001 - 300,000	119	32,598,128	12.9	7.71	80.7	661
300,001 - 350,000	66	21,305,132	8.5	7.90	81.6	654
350,001 -400,000	54	20,141,989	8.0	7.78	81.0	665
400,001 -450,000	35	14,879,738	5.9	7.95	82.9	657
450,001 - 500,000	35	16,526,202	6.6	7.49	80.3	685
500,001 - 550,000	13	6,750,796	2.7	7.83	80.0	670
550,001 - 600,000	10	5,735,198	2.3	7.79	83.0	673
600,001 - 650,000	6	3,789,156	1.5	8.00	84.9	642
650,001 - 700,000	3	2,008,015	0.8	7.68	80.0	747
700,001 - 750,000	2	1,465,259	0.6	7.50	77.5	650
Total:	1,405	252,072,093	100.0	8.17	83.1	655
Max: 745,766.06
Min: 10,947.32
Avg: 179,410.74

Original LTV (%) a	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
<= 50.0	2	165,917	0.1	11.44	34.4	620
50.1 - 55.0	1	199,752	0.1	6.88	54.1	600
55.1 -60.0	1	344,870	0.1	8.20	59.9	640
60.1 - 65.0	3	397,197	0.2	8.29	64.5	598
65.1 - 70.0	4	363,547	0.1	7.72	69.6	586
70.1 - 75.0	149	32,274,838	12.8	7.48	74.9	659
75.1 - 80.0	708	159,085,852	63.1	7.70	80.0	664
80.1 - 85.0	36	5,996,066	2.4	8.86	84.3	575
85.1 - 90.0	71	11,417,104	4.5	9.10	89.8	588
90.1 -95.0	13	1,479,274	0.6	9.77	94.9	628
95.1 -100.0	417	40,347,676	16.0	10.14	100.0	650
Total:	1,405	252,072,093	100.0	8.17	83.1	655
Max: 100.0
Min: 21.7 Wgt Avg: 83.1

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

Prepay Penalty in Years	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* WA % FICO
0.00	325	49,044,008	19.5	8.71	85.0	653
0.50	8	1,560,295	0.6	9.08	81.1	651
1.00	71	15,648,842	6.2	8.28	81.7	669
2.00	685	131,417,873	52.1	7.94	81.9	654
3.00	316	54,401,074	21.6	8.16	84.4	655
Total:	1,405	252,072,093	100.0	8.17	83.1	655

	No of	Total Scheduled	% Scheduled	WAC	WA OLTV*	WA
Documentation Type	Loans	Balance	Balance	%	%	FICO
Full	764	118,836,504	47.1	8.02	83.6	635
Reduced	394	87,275,605	34.6	8.25	82.2	670
Stated Income / Stated Assets	234	44,153,007	17.5	8.39	83.2	677
No Income / No Assets	13	1,806,978	0.7	8.43	87.1	685
Total:	1,405	252,072,093	100.0	8.17	83.1	655

	No of	Total Scheduled	% Scheduled	WAC	WA OLTV*	WA
Occupancy Status	Loans	Balance	Balance	%	%	FICO
Primary	1,399	251,573,017	99.8	8.16	83.1	655
Second Home	1	131,972	0.1	8.99	100.0	643
Investor	5	367,104	0.1	10.12	73.6	616
Total:	1,405	252,072,093	100.0	8.17	83.1	655

	No Of	Total Scheduled	% Scheduled	WAC	WA OLTV*	WA
State	Loans	Balance	Balance	%	°.a	FICO
California	345	95,044,769	37.7	7.86	81.5	669
Florida	152	28,382,721	11.3	8.22	82.2	652
Washington	66	12,074,767	4.8	8.11	82.5	654
Nevada	56	10,971,534	4.4	7.95	82.5	648
New York	33	8,996,912	3.6	8.59	82.6	672
Arizona	62	8,950,472	3.6	8.17	85.4	639
Colorado	44	6,406,051	2.5	7.83	81.1	643
New Jersey	27	6,093,671	2.4	8.51	86.3	657
Massachusetts	29	5,960,930	2.4	8.64	86.8	656
Oregon	40	5,774,445	2.3	8.15	83.3	670
Maryland	27	5,481,493	2.2	8.11	82.8	639
Michigan	50	5,052,292	2.0	9.02	86.8	622
Illinois	24	3,970,489	1.6	8.17	85.0	660
Texas	43	3,926,935	1.6	8.75	84.8	629
Pennsylvania	29	3,554,473	1.4	8.34	87.7	641
Other	378	41,430,139	16.4	8.57	85.3	636
Total:	1,405	252,072,093	100.0	8.17	83.1	655

	No of	Total Scheduled	°!o Scheduled	WAC	WA OLTV*	WA
Purpose	Loans	Balance	Balance	%	%	FICO
Purchase	1,387	249,618,445	99.0	8.16	83.1	656
Refinance -Rate Term	7	1,114,507	0.4	9.51	80.0	558
Refinance - Cashout	11	1,339,141	0.5	8.29	71.6	606
Total:	1,405	252,072,093	100.0	8.17	83.1	655

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

Product	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO

Arm 2/28

Arm 2/28 - Balloon 40/30

Arm 2/28 - Balloon 45/30

Arm 2/28 - Balloon 50/30

Arm 2/28 - Dual 40/30

Arm 3127

Arm 3/27 - Balloon 40/30

Arm 3/27 - Balloon 45/30

Arm 3/27 - Balloon 50/30

Arm 5/25

Arm 5125 - Balloon 40/30

Arm 5/25 - Balloon 45/30

Arm 7/23 - Balloon 45/30

Fixed Balloon 30/15

Fixed Balloon 40/30

Fixed Balloon 45/30

Fixed Rate

	368 171 187 25 2 83 56 98 9 11 2 5 1 188 15 20 164	73,546,904 41,079,395 43,716,792 8,519,957 510,260 16,651,166 13,846,697 18,198,868 2,292,492 1,585,253 492,072 1,253,198 112,727 12,138,840 1,849,731 3,312,112 12,965,631	29.2 16.3 17.3 3.4 0.2 6.6 5.5 7.2 0.9 0.6 0.2 0.5 0.0 4.8 0.7 1.3 5.1	7.95 8.03 7.63 7.48 6.86 8.23 8.29 7.62 7.90 8.03 6.87 7.58 7.63 11.70 8.92 7.90 9.53	81.6 82.1 79.1 80.4 77.8 88.7 87.5 78.4 80.9 81.2 80.0 77.3 80.0 99.4 87.1 80.8 90.6	651 641 666 671 673 660 662 667 647 635 645 671 702 661 653 623 649
Total:	1,405	252,072,093	100.0	8.17	83.1	655

Property Type	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Single Family Residence PUD Condo 2 Family 3-4 Family	1,005 184 128 71 1.7	177,837,682 32,032,715 24,271,356 15,861,653 2,068,687	70.6 12.7 9.6 6.3 0.8	8.13 8.13 8.17 8.45 9.78	83.2 82.2 82.8 83.5 87.1	653 646 668 672 681
Total:	1,405	252,072,093	100.0	8.17	83.1	655

		Total	%		WA
Margin (%)	No of Loans	Scheduled Balance	Scheduled Balance	WAC %	OLTV* %	WA FICO
0.01 -4.00	14	3,396,138	1.5	6.76	80.4	673
4.01 -4.50	26	7,288,543	3.3	6.91	80.5	673
4.51 - 5.00	59	13,467,886	6.1	7.20	79.6	667
5.01 - 5.50	84	20,825,589	9.4	7.34	80.3	666
5.51 - 6.00	165	37,825,380	17.1	7.59	80.7	656
6.01 -6.50	209	44,597,616	20.1	7.63	81.0	659
6.51 -7.00	236	53,091,081	23.9	8.07	81.8	659
7.01 -7.50	166	30,164,219	13.6	8.93	86.1	633
7.51 - 8.00	47	8,921,071	4.0	9.11	82.6	636
8.01 - 8.50	6	1,350,787	0.6	9.04	75.9	617
8.51 - 9.00	5	823,924	0.4	9.73	87.6	677
9.017=	1	53,546	0.0	11.28	80.0	540
Total:	1,018	221,805,780	100.0	7.89	81.7	656
Max: 9.28
Min: 2.72
Wgt Avg: 6.26

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Months to Rate Reset
1 -3	1	188,689	0.1	6.50	80,0	605
4 - 6	2	418,842	0.2	6.68	80.0	581
7 - 9	7	1,252,563	0.6	7.46	85.4	601
10 - 12	4	664,861	0.3	7.25	80.0	647
13 - 15	5	895,251	0.4	7.53	80.0	561
16 - 18	31	7,957,499	3.6	8.27	80.6	636
19 - 21	369	89,394,667	40.3	7.75	79.5	669
22 - 24	335	66,657,820	30.1	7.99	82.9	638
25 - 27	1	167,638	0.1	8.00	80.0	666
28 - 30	7	1,497,962	0.7	8.04	78.5	619
31 - 33	134	26,889,094	12.1	7.72	79.5	673
34 - 36	103	22,377,642	10.1	8.35	90.6	653
37>=	19	3,443,250	1.6	7.69	79.6	652
Total:	1,018	221,805,780	100.0	7.89	81.7	656
Max: 81 Min: 3 Wgt Avg: 24

Maximum Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
9.51 -11.50	1	173,600	0.1	6.25	80.0	733
11,51 -12.00	8	2,332,691	1.1	6.06	79.4	663
12.01 -12.50	28	7,732,477	3.5	6.41	78.2	685
12.51 -13.00	85	20,114,544	9.1	6.89	78.6	678
13.01 -13.50	208	46,990,899	21.2	7.31	79.3	671
13.51 - 14.00	257	61,218,290	27.6	7.76	80.1	662
14.01 -14.50	134	29,507,844	13.3	8.17	82.0	652
14.51 - 15.00	117	24,423,284	11.0	8.52	84.8	643
15.01 - 15.50	74	12,920,733	5.8	9.14	87.5	615
15.51 - 16.00	68	11,812,864	5.3	9.68	90.8	604
16.01 -16.50	24	2,914,567	1.3	9.98	92.0	599
16.51 -17.00	11	1,445,189	0.7	10.36	90.3	578
17.01 -17.50	3	218,796	0.1	11.14	85.1	567
Total:	1,018	221,805,780	100.0	7.89	81.7	656
Max: 17.28
Min: 11.25
Wgt Avg: 13.95

Minimum Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
4.51 - 5.00	2	388,441	0.2	6.69	66.7	602
5.51 - 6.00	8	2,124,621	1.0	6.09	79.3	666
6.01 - 6.50	28	8,427,415	3.8	6.44	78.4	686
6.51 - 7.00	91	22,035,076	9.9	6.97	78.9	677
7.01 - 7.50	221	49,689,082	22.4	7.33	79.5	668
7.51 -8.00	279	66,997,798	30.2	7.78	80.1	662
8.01 -8.50	129	27,982,835	12.6	8.26	82.0	651
8.51 - 9.00	95	18,668,296	8.4	8.81	86.4	635
9.01 - 9.50	72	11,549,917	5.2	9.28	89.0	613
9.51 - 10.00	62	10,712,441	4.8	9.76	92.0	598
10.01 -10.50	19	2,147,145	1.0	10.26	91.9	593
10.51 - 11.00	9	863,917	0.4	10.69	93.8	596
11.01 -11.50	3	218,796	0.1	11.14	85.1	567
Total:	1,018	221,805,780	100.0	7.89	81.7	656
Max: 11.28
Min: 4.88
Wgt Avg: 7.87

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

Initial Periodic Cap (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
1.00 1.50 2.00 3.00	2 8 20 988	458,405 2,322,223 5,769,616 213,255,536	0.2 1.0 2.6 96.1	8.09 8.25 7.61 7.89	77.1 80.2 80.3 81.8	600 658 658 656
Total:	1,018	221,805,780	100.0	7.89	81.7	656
Wgt Avg: 2.95

Subsequent Periodic Cap (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
1.00 1.50 2.00	1,000 12 6	216,496,573 3,051,245 2,257,962	97.6 1.4 1.0	7.89 8.30 7.55	81.8 80.9 79.5	656 639 651
Total:	1,018	221,805,780	100.0	7.89	81.7	656
Wgt Avg: 1.02

Interest Only Period (Months)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
0 60 120	1,262 141 2	210,597,306 41,173,987 300,800	83.5 16.3 0.1	8.29 7.54 6.73	83.5 81.0 80.0	651 677 642
Total:	1,405	252,072,093	100.0	8.17	83.1	655